Exhibit 10.15

January 30, 2012

CONFIDENTIAL AGREEMENT
Via Email and First Class Mail

Mr. Stanley Youtt
c/o Jeff Renton
Gilbert & Renton LLC
344 North Main Street
Andover, MA 01810

Re:  Employment with Ranor, Inc.

Dear Stan:

The Letter-Agreement concerns the employment of Stanley Youtt ("Youtt"), CEO, Ranor Inc. ("Ranor"). Ranor is a Delaware corporation with a principal place of business in Massachusetts, and is wholly owned by TechPrecision Corporation ("TechPrecision"), a Delaware corporation with a principal place of business in Pennsylvania. Ranor and TechPrecision are collectively referred to as the "Company." The Company and Youtt are collectively referred to as the "Parties.

This Letter-Agreement shall be read in conjunction with and as an amendment to the Employment Agreement between Ranor and Youtt, dated February 1, 2009 (the "2009 Agreement") and the Form of General Release of All Claims (the "General Release") attached as Exhibit A to the 2009 Agreement, all of which shall together comprise and be hereinafter referred to as the "Final Agreement." Except as specifically modified herein, the 2009 Agreement shall remain in full force and effect.

In exchange for the agreements and understandings memorialized herein and/or comprising the Final Agreement, the sufficiency and adequacy of which are hereby mutually acknowledged, the Parties covenant and agree as follows:

A.          The Final Agreement contains the Parties' agreements and understandings concerning Youtt's continued employment with Ranor and the transition of Youtt to a new position with Ranor. On February 8, 2012, Youtt will cease serving as CEO and will immediately start serving in a new position as EVP of Special Projects/CEO Emeritus of Ranor (the "New Position"). The transition to the New Position will not constitute a "termination without cause" under Section 3(b) of the 2009 Agreement.

B.          Confidentiality. The Parties agree to maintain the Final Agreement and its material terms as confidential to the maximum extent permitted by law; provided, however, that the Parties may share the Final Agreement and disclose its material terms with their legal and financial advisers, corporate directors and officers, and close family members, who shall also agree to abide by this confidentiality clause.

C.          Continued Employment in New Position. Youtt shall be employed in the New Position for an initial term of three (3) months commencing on February 8, 2012, and continuing thereafter from month-to-month if renewed by Ranor in its discretion and the renewal is accepted by Youtt; provided, however, that at any time during the initial 3 months or thereafter, either Party may terminate the continued employment of Youtt in the New Position at will, with or without cause, on thirty (30) days advance written notice. Any termination of the employment of Youtt in the New Position, with or without cause, by action of Ranor or Youtt

Main 484-693-1700 | Fax 484-205-2005 | www.TechPrecision.com
3477 Corporate Parkway | Suite 140 | Center Valley, PA | 18034

or due to the passage of time, for any reason whatsoever, shall constitute a "termination without cause" under Section 3(b) of the 2009 Agreement. During his employment in the New Position, Youtt shall (i) receive the same compensation and benefits as he is presently receiving, including (without limitation) a base annual salary of $220,000 and health insurance (HMO Blue from Blue Cross/Blue Shield), and (ii) work from home except for periodic travel (e.g., to South Carolina) with any associated expenses reimbursed pursuant to Ranor's normal travel and expense policies.

D.          Severance Payments. Commencing immediately upon the termination of his employment in the New Position for any reason, with or without cause, and regardless of which Party made the decision to terminate, Youtt shall be eligible to receive the severance benefits described in Section 6(b) of the 2009 Agreement for a "termination without cause", subject to Youtt signing the General Release and not having revoked his acceptance as set forth in Section 6 thereof. Without limitation, Ranor will continue to pay to Youtt his regular salary on a weekly basis commencing with the first payroll cycle following the termination of employment, in accordance with Ranor's customary payroll practices, less legally-required and voluntarily-authorized deductions with Ranor paying 50% of any SSDI contributions, and will also continue his current health and benefits (including HMO Blue with Blue Cross/Blue Shield), for a period of one year. For example: If Youtt's employment in the New Position terminates on May 31, 2012, he would no longer be an employee of Ranor, but he would continue to receive weekly severance payments of $4,230. 77 ($220,000 ± 52), less any payroll deductions, plus benefits, for 52 straight weeks.

E.          Non-Competition and Non-Disclosure. During the foregoing period of severance, Youtt shall be subject to the non-competition and non-disclosure provisions set forth in Section 8 of the 2009 Agreement, which Section 8 is incorporated herein by reference; provided, however, that Ranor agrees to expeditiously and in good faith review and give guidance to Youtt, in its discretion and without waiving any rights, concerning any potentially competitive engagement presented by Youtt for guidance.

F.          Sales of Stock. The Company acknowledges that Youtt has sold and may continue to sell his corporate stock pursuant an existing or modified 10(b)(5)-1 plan (the "Plan"), and that under said Plan and associated regulations, the Company is required to make certain reviews and provide certain documents to authorize said sales. The Company agrees to continue to timely perform its foregoing obligations in good faith in order to facilitate said sales. Nothing herein shall restrict the Parties from otherwise acting or exercising their rights concerning the stock.

G.          Application for Unemployment Benefits: Following termination of his employment by Ranor for any reason, with or without cause, and regardless of which Party made the decision to terminate, Youtt may apply for unemployment benefits in his discretion, and the Company will not oppose any such application.

H.          Non-Disparagement. The Parties agree not to disparage each other by stating, suggesting, implying, doing or saying anything that is materially harmful to the business interests, good will, or reputation of the other Party. In this regard, the Parties agree to work together to complete mutually acceptable internal and public statements or press releases concerning Youtt's transition to the New Position and/or the eventual termination of his employment.

I.          Mutual Release. Promptly upon termination of his employment by the Company, Youtt will complete and sign the General Release (copy attached hereto), which includes his agreement to broadly release the Company for and against any liability or claims arising out of or relating to his employment at Ranor. Said release shall be enforceable as written. Upon execution of the General Release by Youtt, the Company hereby agrees to broadly and reciprocally release Youtt in the same manner and to the same extent as set forth in the General Release (said mutual release to occur automatically without need for an additional writing); provided,

Main 484-693-1704 | Fax 484-205-2005 | www.TechPrecision.com
3477 Corporate Parkway | Suite 140 | Center Valley, PA | 18034

however, that said mutual release shall not apply to any intentional fraud or criminal misconduct by Youtt in the performance of his duties for the Company or in connection with this Final Agreement or the provisions set forth in Section 8 (Non-Competition and Protection of Confidential Information) of the 2009 Agreement.

J.           No Admission of Wrongdoing. The Parties acknowledge and agree that the existence and execution of this Final Agreement shall not be considered as an admission of any wrongdoing, liability, error, violation or omission, and they agree not to represent or imply to anyone that they took any action with respect to each other that was unlawful or wrongful, or violated any federal or state law, order, policy, rule, or regulation.

K.           Miscellaneous. This Final Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, communications and understandings, written or oral, with respect to the employment and/or termination of the employment of Youtt with Ranor. In entering into this Final Agreement, the Parties acknowledge they have each read and understood all provisions hereof and that they (or their representatives) have signed this Letter-Agreement freely and voluntarily and with the advice of counsel. The Parties acknowledge and understand that this Final Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If any portion of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Very truly yours, Ranor, Inc. By: /s/ James Molinaro Name: James Molinaro Title: Chairman of Board

SO AGREED, intending to be legally bound, and signed under seal:

Signature:	/s/ Stanley Youtt	Date: January 30, 2012
Stanley Youtt

Signature:	/s/ James Molinaro	Date: January 30, 2012
James Molinaro, CEO On behalf of TechPrecision, Corp.

 (Attached is mutually agreeable announcement to the Ranor staff)

Main 484-693-1700 | Fax 484-205-2005 | www.TechPrecision.com
3477 Corporate Parkway | Suite 140 | Center Valley, PA | 18034

Date:	January 31, 2012
To:	Ranor Staff
From:	Stan Youtt
Cc:	James Molinaro
RE:	Announcement

Ranor Team,

For more than 50-years Ranor has been providing our customers some of the most advanced large-scale machined and fabricated assemblies. I have had the pleasure of leading Ranor for more than 10-years and expanding our capabilities and offerings to our existing and new customers.

This memo is to let you all know it is now time for me to move to the next chapter in my career and am pleased to let you know that on February 8th; Bob Francis will be taking over the day-to-day operation as President/General Manager of Ranor. Bob has led several large-scale machine/fabrication companies; including GKN which is a prime contractor for the Sikorsky helicopter. Bob will be taking Ranor to the next level in its growth and re-focus for business excellence.

I will be remaining with the Company as "EVP Special Projects/CEO Emeritus" assisting Bob with whatever transition support he may require but primarily focused on executing plans for our new water-front operation targeted for South Carolina. This new operation is an exciting growth opportunity for our Company and I look forward to supporting its success.

Please help me in welcoming Bob to Ranor at our All Hands meeting on February 8th.

Thank you

Main 484-6934700 | Fax 484-205-2005 | www.TechPrecision.com
3477 Corporate Parkway | Suite 140 | Center Valley, PA 118034